Exhibit 99.1

Heritage Commerce Corp Announces CEO Succession Strategy

SAN JOSE, CA — January 24, 2019 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (“the Company”) for Heritage Bank of Commerce (the “Bank”), announced today that Walter Kaczmarek, President and Chief Executive Officer (“CEO”), will retire effective August 8, 2019.   The Board of Directors has named Keith A. Wilton, the current President of the Bank and Chief Operating Officer of the Company, to succeed him as President and Chief Executive Officer of both the Company and the Bank.  Mr. Kaczmarek has held the title of President and CEO of the Company since 2005 and will remain on the Board of Directors after his retirement.

Mr. Wilton, who will join the Board of Directors effective February 1, 2019, joined the Company in 2014 as Executive Vice President and Chief Operating Officer. In 2017, as part of the planned succession strategy, he became President of the Bank and Chief Operating Officer of the Company. “Keith’s extensive experience in banking and innovative solutions have helped grow the Bank to over $3 billion in assets and to 14 branch offices around the Bay Area. He is very deserving of this opportunity,” stated Mr. Kaczmarek.

Over the past 5 years, Mr. Wilton’s strategic contributions have helped the Company to grow in both regional footprint as well as customer product offerings and services. During that time he was principally responsible for all lending and deposit departments of the Company, including its factoring subsidiary Bay View Funding, as well as branch operations and cash management.

“Taking a methodical and thoughtful approach to this transition was important to us,” stated Jack Conner, Chairman of the Board. “We wanted to ensure that our customers, shareholders, and employees feel confident with the planned transition in leadership.  We have been very fortunate to have been led by Walt and the team he has built these past 14 years.  We firmly believe that Keith and the team will continue with the same dedication and enthusiasm after the transition.”

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, California with full service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Redwood City, San Jose, San Mateo, Sunnyvale, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Contact:

Debbie Reuter

Executive Vice President, Corporate Secretary

408.494.4542

Debbie.Reuter@herbank.com